Stan J.H. Lee, CPA
2160 North Central Rd Suite 203 t Fort Lee tNJ 07024
P.O. Box 436402t San Ysidrot CA 92143-9402
619-623-7799 t Fax 619-564-3408tstan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of March 31, 2011, on the audited financial statements RJD GREEN INC. as of December 31 and August 31, 2010 and for the periods then ended in Form S-1/A Amendment  No 5  filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,

/s/ Stan J.H. Lee, CPA
_________________
Stan J.H. Lee, CPA
May 20, 2011
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of Certified Public Accountants